Contact:
Provectus Biopharmaceuticals, Inc.
Tim Scott, Ph.D.
President	FOR IMMEDIATE RELEASE
Phone: (866) 594-5999

PROVECTus Announces resolutIon of SEC investigation

– SEC “takes into account the proactive remediation and cooperation by the [C]ompany’s new leadership” –

– No monetary penalties; Commission notes actions already taken by Provectus to remedy internal controls –

KNOXVILLE, TN, December 12---, 2017 — Provectus Biopharmaceuticals, Inc. (OTCQB: PVCT, www.provectusbio.com) (“Provectus” or the “Company”), a clinical-stage biotechnology company developing a novel therapeutic platform based on halogenated xanthenes for the treatment of multiple diseases including cancer and inflammatory dermatoses, today announced that it has reached a settlement with the United States Securities and Exchange Commission (the “SEC” or “Commission”) in connection with previously disclosed SEC investigations of two former Provectus executives and the Company. In accepting the settlement offer, the SEC ordered the Company to “cease and desist from committing or causing any violations and any future violations” of certain provisions of the Securities Exchange Act of 1934 and SEC rules promulgated thereunder. The SEC also ordered Provectus to “fully remediate the material weaknesses” previously identified in the Company’s filings.

The SEC found that for a period of years Provectus’ former Chief Executive Officer Craig Dees (“Dees”) fraudulently obtained more than $3 million in purported business travel advances and expense reimbursements that he used for personal benefit. Dees submitted false cash advance requests and expense reports containing limited details of the claimed business trips, and he provided no or false documentation for most of these expenses. In addition, the SEC found that from at least 2013 to 2015, the Company paid its former Chief Financial Officer Peter Culpepper (“Culpepper”) approximately $200,000 in perquisites and payments for business travel that he used for unauthorized personal expenses. Provectus’ own investigation of Culpepper’s travel expenses revealed that he received reimbursements for travel and other alleged business expenses without producing substantiating documentation, which led the Company to conclude that some portion of these reimbursements was not legitimate.

The SEC concluded that “Provectus’ insufficient internal accounting controls contributed to and failed to detect these improper and unauthorized payments, which were not accurately recorded in the Company’s books and records.”

In the SEC’s press release on this matter, Steven Peikin, Co-Director of the SEC’s Enforcement Division said, “The SEC’s settlement with Provectus – which does not include any penalty – takes into account the proactive remediation and cooperation by the company’s new leadership. Provectus fired wrongdoers, took other steps to remedy its controls, and provided SEC staff with critical information regarding its former executives’ expense reimbursement abuses.”

Specifically, acts attributed to Provectus included “(i) through its Audit Committee, retaining independent outside counsel and a forensic accounting firm to conduct an investigation; (ii) replacing its Chief Financial Officer [(Culpepper)] and Interim Chief Executive Officer [(Culpepper)]; (iii) instituting legal action or other steps to collect repayments from its Chief Executive Officer [(Dees)] and Chief Financial Officer [(Culpepper)]; (iv) hiring a Chief Operations Consultant and a Controller, both new positions; (v) replacing the firms that provided or assisted with bookkeeping and internal audit and controls testing [(Bible Harris Smith, PC and RSM US LLP, respectively)]; and (vi) implementing new internal control procedures and policies concerning travel and expense reimbursement.”

The SEC also noted that following the Company’s investigation of Dees’ travel expenses, a Special Committee of Provectus’ Board of Directors with the help of independent counsel and a forensic accounting firm, reviewed executive expenses in general, and subsequently devoted several months to investigate Culpepper’s travel expenses. Provectus voluntarily shared the results and details of these investigations with the SEC, “reducing the time and resources necessary for the Commission staff to conclude their investigation.”

Dominic Rodrigues, Chairman of the Company’s Board of Directors, said, “We are grateful to Commission staff for working with Provectus to conclude the SEC investigation of the Company. We also appreciate that the SEC recognized prompt and specific remedial acts by Provectus as well as the cooperation afforded to Commission staff by the Company during the investigation.”

Mr. Rodrigues also said, “We believe Provectus has addressed the material weaknesses identified in our settlement with the SEC. Provectus may not yet conclude that internal controls over financial reporting are presently effective because remediation testing has not been conducted for a sufficient period of time. Achieving effective controls is the Company’s near-term goal.”

Mr. Rodrigues concluded, “This settlement should now provide Provectus with the clear and present opportunity to focus our people, resources and effort on the drug development work required to advance the delivery of accessible and affordable healthcare care around the globe through PV-10, the first small molecule oncolytic immunotherapy for solid tumor cancer, and PH-10, a topical application that mediates multiple psoriatic disease pathways.”

About Provectus

Provectus is a clinical-stage biotechnology company leading the development of a new class of drugs based on halogenated xanthenes. Intralesional PV-10, the first small molecule oncolytic immunotherapy, which results in the necrosis of tumor cells and the release of High Mobility Group Box 1, is undergoing clinical study for adult solid tumor cancers like melanoma and cancers of the liver, and preclinical study for pediatric cancers. Topical PH-10 is undergoing clinical study for inflammatory dermatoses like psoriasis; pathways significantly improved by PH-10 treatment include published psoriasis transcriptomes and cellular responses mediated by IL-17, IL-22 and interferons. Information about the Company’s clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.provectusbio.com.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2016).

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